UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     April 22, 2004

ADVANCED MATERIALS GROUP, INC.

(Exact name of registrant as specified in its Charter)

Nevada	0-16401	33-0215295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20211 S. Susana Road, Rancho Dominguez, California		90221
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:        (310) 537-5444

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.                                                     OTHER EVENTS AND REQUIRED FD DISCLOSURE

On April 22, 2004, Robert E. Delk, President and Chief Executive Officer and a director of Advanced Materials Group, Inc., a Nevada corporation (“AMGI”), and Timothy R. Busch, Chairman of the Board of AMGI, each made a loan to AMGI in the amount of $150,000. Each such loan is evidenced by a Promissory Note dated April 22, 2004, which provides, among other things, for an interest rate of ten percent (10%) per annum accruing on the principal balance outstanding under the Promissory Note and a maturity date of July 21, 2004.  In connection with the issuance of the Promissory Notes, on May 14, 2004 each of Mr. Delk and Mr. Busch were issued warrants to acquire up to 50,000 shares of common stock of AMGI at an exercise price equal to $0.363 per share, which was the average closing sales price of the shares of common stock of AMGI as reported in the “pink sheets” for the ten consecutive trading days immediately preceding April 22, 2004.  The warrants expire on May 13, 2008 and provide for, among other things, adjustment of the number of shares issuable upon exercise of the warrants upon the occurrence of certain events, including stock splits, issuance of stock dividends, the merger, consolidation or reorganization of AMGI or issuance of shares of Common Stock of AMGI at a price per share less than the exercise price of the warrants.  If the principal and accrued interest under the Promissory Notes are not paid in full by July 21, 2004, in addition to all other rights and remedies that Mr. Delk and Mr. Busch may have, AMGI will be required to issue additional warrants to each of Mr. Delk and Mr. Busch to acquire up to an additional 50,000 shares of common stock of AMGI at an exercise price equal to $0.363, which warrants shall contain the same terms as the warrants issued on May 14, 2004 and will expire four years after the date of issuance. The loans made to AMGI by Mr. Delk and Mr. Busch and the issuance of the warrants to Mr. Delk and Mr. Busch were approved by the Board of Directors of AMGI, including Maurice DeWald and N. Price Paschall, who are the current members of AMGI’s audit committee.

ITEM 7.                                                     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)                                  Exhibits.

10.1                           Form of Promissory Note dated April 22, 2004 made by AMGI in the principal amount of $150,000.

10.2                           Form of Warrant dated May 14, 2004 issued by AMGI for the purchase of up to 50,000 shares of common stock of AMGI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2004	ADVANCED MATERIALS GROUP, INC.

	By:	/s/ Robert E. Delk
Robert E. Delk
Chief Executive Officer

INDEX TO EXHIBITS
FILED WITH THIS REPORT ON FORM 8-K

Exhibit No.	Description

10.1	Form of Promissory Note dated April 22, 2004 made by AMGI in the principal amount of $150,000.

10.2	Form of Warrant dated May 14, 2004 issued by AMGI for the purchase of up to 50,000 shares of common stock of AMGI.